Exhibit 99.1

Pediatrix Earns 80 Cents from Continuing Operations in Second Quarter

Expects EPS of 84 to 87 Cents per Quarter in Second Half of 2008

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Pediatrix Medical Group, Inc. (NYSE:PDX) today reported earnings of 80 cents per share from continuing operations for the three months ended June 30, 2008, reflecting growth from acquisitions, reimbursement improvements and operating efficiencies, which were partly offset by lower patient volumes at neonatal intensive care units (NICUs).

“While our operations continue to be affected by lower same-unit NICU patient volume associated with a decline in the number of births at hospitals where we practice, we continue to expand through acquisitions across several physician specialties and to achieve efficiencies through general and administrative expense management,” said Roger J. Medel, M.D., Chief Executive Officer of Pediatrix. “With the addition of an Atlanta anesthesia practice in July, we’re meeting our growth objectives in this specialty and we remain encouraged by the strategic opportunities available to us with this new platform.”

For the three months ended June 30, 2008, Pediatrix reported net patient service revenue of $257.7 million, up 15 percent from $223.3 million for the comparable 2007 period. Revenue growth was driven by contributions from acquisitions completed throughout the previous 12 months, as well as same-unit revenue growth of 5.1 percent.

A substantial portion of the Company’s same-unit revenue growth came from reimbursement-related factors that generated growth of 4.4 percent. For the 2008 second quarter, overall patient volume grew by seven-tenths of one percent. Patient volume growth was the result of higher demand at Pediatrix’s office-based maternal-fetal and pediatric cardiology practices, as well as the Company’s hearing screening program, offset in part by a decline of 1.4 percent in NICU patient volume.

Income from operations was $62.5 million for the 2008 second quarter, up 6 percent from $59.0 million for the comparable prior-year period on a non-GAAP (Generally Accepted Accounting Principles) basis. The 2007 second quarter results exclude general and administrative expenses of $1.8 million that were associated with a stock option review.

Operating margin declined by 216 basis points, to 24.3 percent for the 2008 second quarter, from 26.4 percent, non-GAAP, for the comparable 2007 period. The decline in operating margin is largely attributable to lower neonatal patient volume for the 2008 period, as well as the impact of the Company’s entry into anesthesia services and expansion of office-based maternal-fetal and pediatric cardiology practices through acquisition. Pediatrix continues to benefit from its ongoing general and administrative expense management efforts.

General and administrative expense as a percent of revenue declined 28 basis points to 12.0 percent for the 2008 second quarter when compared to non-GAAP results for the comparable 2007 period.

Pediatrix earned income from continuing operations of $38.2 million, or 80 cents per share for the three months ended June 30, 2008, based on a weighted average 47.7 million shares outstanding. This compares with $36.8 million, non-GAAP, or 74 cents per share, for the 2007 second quarter, based on a weighted average 50.1 million shares outstanding.

Net income for the 2008 second quarter was $37.0 million, and includes a loss from discontinued operations of $1.2 million related to a revision of the gain calculation on the sale of the Company’s newborn metabolic screening laboratory in February 2008. On a per share basis, net income was 78 cents for the 2008 second quarter. For the comparable 2007 period, Pediatrix’s non-GAAP net income was $37.4 million, or 75 cents per share.

The Company generated cash flow from operations of $57.3 million during the 2008 second quarter. Excess cash and amounts available under the Company’s revolving credit facility were used to complete group practice acquisitions and repurchase shares through open market transactions.

During the 2008 second quarter, Pediatrix completed a $100 million share repurchase program, and acquired four physician group practices, including pediatric cardiology practices in El Paso, Texas, Pembroke Pines, Florida, and Tampa, Florida, and a neonatal physician group practice in Rockville, Maryland. The Company invested capital of $41.1 million for acquisitions during the quarter.

Pediatrix has completed two acquisitions during the 2008 third quarter to date; an anesthesia group practice based in Atlanta, Georgia, as well as a maternal-fetal medicine group, also in Atlanta.

At June 30, 2008, Pediatrix had cash and cash equivalents of $14.2 million and accounts receivable were $148.6 million. At the end of the 2008 second quarter, the Company had $57.5 million outstanding on its revolving credit facility.

For the six months ended June 30, 2008, Pediatrix reported net patient service revenue of $503.3 million, up 16 percent from $434.2 million for the comparable 2007 period. Operating income was $114.5 million, and income from continuing operations, which excludes results from the metabolic screening laboratory that was sold in early 2008, was $70.3 million. Earnings per share from continuing operations was $1.46 for the first six months of 2008 based on a weighted average 48.3 million shares outstanding. This compares with operating income of $94.7 million, and income from continuing operations of $60.7 million, or $1.21 per share from continuing operations based on 50.0 million shares outstanding, for the first half of 2007.

Earnings Guidance

Pediatrix now expects that it will earn between 84 cents and 87 cents per share for each of the third and fourth quarters of 2008. This guidance assumes continued contributions from recent acquisitions as well as practice acquisitions, other than anesthesia, that are expected to be completed throughout the remainder of the year; same-unit revenue growth of 2 to 4 percent from reimbursement-related factors; and a decline in same-unit NICU patient volume of 1 to 4 percent for each period, when compared to the prior-year period.

Reconciliation of Non-GAAP Information

This press release contains non-GAAP information for the 2007 second quarter related to operating income, operating margin, net income and earnings per share, which is adjusted for certain items as set forth below. Pediatrix believes that this non-GAAP information is useful to management and investors reviewing financial and business trends related to its results of operations and that when non-GAAP information is viewed with GAAP information, investors are provided with a meaningful understanding of Pediatrix’s ongoing operating financial performance. This information is not intended to be considered in isolation, or as a substitute of GAAP financial information. The following tables reconcile non-GAAP financial information to net income per common share, which Pediatrix believes are the most comparable GAAP measures:

Non-GAAP Adjustments
(Unaudited)
	Three months ended June 30, 2007
	(in thousands, except for per share data)
	GAAP	Adjustments	Non-GAAP
Net patient service revenue	$223,262		$223,262
Operating expenses:
Practice salaries and benefits	126,065		126,065
Practice supplies and other operating expenses	8,495		8,495
General and administrative expenses	29,300	(1,800)	27,500
Depreciation and amortization	2,219		2,219

Total operating expenses	166,079		164,279

Income from operations	57,183		58,983
Operating margin	25.6%		26.4%

Investment income	1,661		1,661
Interest expense	(122)		(122)

Income from continuing operations before income taxes	58,722		60,522
Income tax provision	(23,019)	(706)	(23,725)

Income from continuing operations	35,703		36,797

Income from discontinued operations, net of income taxes	612		612

Net income	$36,315	(1,094)	$37,409

Per common and common equivalent share data (diluted):
Net income from continuing operations	$0.71	0.03	$0.74
Net income from discontinued operations	$0.01	--	$0.01
Net income	$0.72	0.03	$0.75

Weighted average shares used in computing net income per common and common equivalent share (diluted)	50,125		50,125

Earnings conference call

Pediatrix Medical Group, Inc. will host an investor conference call to discuss the quarterly results at 10 a.m. (EDT) today. The conference call Webcast may be accessed from the Company’s Website, www.pediatrix.com. A telephone replay of the conference call will be available from noon (EDT) today through midnight (EDT) August 22, 2008, by dialing 800-475-6701, access code 954423. The replay will also be available at www.pediatrix.com.

About Pediatrix

Pediatrix Medical Group, Inc. is the nation’s leading provider of neonatal, maternal-fetal and pediatric physician subspecialty services and recently expanded to include anesthesiology services. Pediatrix physicians and advanced practitioners are reshaping the delivery of care within the maternal-fetal, neonatal intensive care and pediatric cardiology subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Founded in 1979, its neonatal physicians provide services at more than 250 neonatal intensive care units, and in many markets they collaborate with affiliated maternal-fetal medicine, pediatric cardiology physician subspecialists and pediatric intensivists to provide a clinical care continuum. Combined, Pediatrix and its affiliated professional corporations employ more than 1,100 physicians in 32 states and Puerto Rico. Pediatrix is also the nation’s largest provider of newborn hearing screens. Additional information is available at www.pediatrix.com.

Certain statements and information in this press release may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by Pediatrix’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and Pediatrix undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in Pediatrix’s most recent Annual Report on Form 10-K, including the section entitled “Risk Factors”.

Pediatrix Medical Group, Inc.
Consolidated Statements of Income
(Unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
	(in thousands, except for per share data)

Net patient service revenue	$257,704	$223,262	$503,277	$434,186
Operating expenses:
Practice salaries and benefits	150,696	126,065	302,056	256,415
Practice supplies and other operating expenses	10,529	8,495	20,243	16,355
General and administrative expenses	31,016	29,300	60,772	62,331
Depreciation and amortization	2,939	2,219	5,755	4,397

Total operating expenses	195,180	166,079	388,826	339,498

Income from operations	62,524	57,183	114,451	94,688

Investment income	645	1,661	1,958	3,525
Interest expense	(335)	(122)	(720)	(343)

Income from continuing operations before income taxes	62,834	58,722	115,689	97,870
Income tax provision	(24,662)	(23,019)	(45,388)	(37,174)

Income from continuing operations	38,172	35,703	70,301	60,696

Income (loss) from discontinued operations, net of income taxes	(1,158)	612	22,519	1,201

Net income	$37,014	$36,315	$92,820	$61,897

Per common and common equivalent share data (diluted):

Net income from continuing operations	$0.80	$0.71	$1.46	$1.21

Net income (loss) from discontinued operations	(0.02)	$0.01	$0.46	$0.03

Net income	$0.78	$0.72	$1.92	$1.24

Weighted average shares used in computing net income per common and common equivalent share (diluted)	47,654	50,125	48,293	50,019

Balance Sheet Highlights (Unaudited)

	As of June 30, 2008	As of Dec. 31, 2007
	(in thousands)
Assets:
Cash and cash equivalents	$14,233	$102,843
Short-term investments	22,989	18,042
Accounts receivable, net	148,605	145,504
Other current assets	60,177	97,737
Other assets, property and equipment	980,753	938,676
Total assets	$1,226,757	$1,302,802

Liabilities and shareholders’ equity:
Accounts payable & accrued expenses	$202,031	$243,120
Total debt	58,078	924
Other liabilities	92,095	99,706
Total liabilities	352,204	343,750
Shareholders' equity	874,553	959,052
Total liabilities and shareholders’ equity	$1,226,757	$1,302,802

CONTACT:
Pediatrix Medical Group, Inc., Fort Lauderdale
Bob Kneeley, Director, Investor Relations
954-384-0175, Ext-5300
bob_kneeley@pediatrix.com